Exhibit 10.27

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (the "Agreement"), dated ___ __, 2014 (the "Effective Date"), is between:

1. **Best Two Boys, LLC**, a Nevada limited liability company (the "Company") wholly-owned by Paul Fisichella (the "Owner"), and

2. **Elements An Alex Stratta Casual Restaurant, LLC**, a Nevada professional limited liability company owned by KCI Investments, LLC ("Management Company"). The Company and Management Company are collectively referred to herein as the "Parties".

RECITALS

A. The Company is licensed restaurant and bar known as "Elements" (the "Restaurant") located at 4950 South Rainbow, Suite 100; Las Vegas, Nevada 89103 (the "Premises"), and its; and

B. The Company desires to engage Management Company to operate all aspects of the Restaurant.

AGREEMENT

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
ENGAGEMENT AND AUTHORITY

1.1 Engagement of Management Company. On the terms and subject to the conditions contained in this Agreement, the Company hereby engages Management Company, and Management Company hereby accepts engagement by the Company, to provide and/or to arrange for the provision of the Management Services described in Article II and Exhibit A to the Company. The Company expressly acknowledges that Management Company may subcontract with third-parties for the performance of certain Management Services.

1.2 Relationship of Parties. In performing their respective duties and obligations under this Agreement, the Parties are independent contractors, and as such they will remain professionally and economically independent of each other. The Parties will not be deemed to be joint venturers, partners or employees of each other.

1.3 Conduct of Restaurant. The Company remain the owner of the Restaurant and remain responsible for maintaining its liquor license; and, the Management Company shall not engage in any activities that violate any licenses or permits held by the Company. Nothing in this Agreement will be construed to alter or otherwise affect the legal, ethical or professional relationships between and among the Company, the Bartenders and their drinking patrons, nor does anything in this Agreement abrogate any right, privilege or obligation arising from or related to the Bartender-customer relationship.

1.4 Company Action. Unless otherwise specified in this Agreement, when this Agreement calls for the approval, consent, direction, or other action by the Company, the action of the holder(s) of the ownership interests of the Company (each, a "Company Designee") will constitute the action of the Company. In each instance, Management Company may assume that all consents and approvals required

by the Company's articles/certificate of organization/formation and limited liability company agreement (the "Company Governing Documents") have been obtained.

ARTICLE II
MANAGEMENT SERVICES

2.1 General Authority.

(a) Management Company will, on an exclusive basis, provide or arrange for the provision of all services, direction, advice and assistance in the operation of the Restaurant and the Premises as necessary or appropriate, which may include, without limitation, the management services set forth in Exhibit A (the "Management Services"). Notwithstanding the foregoing, Management Company will not provide any service that would violate any licenses or permits held by the Company.

(b) The Company expressly authorizes Management Company to perform the Management Services in the manner that Management Company deems reasonably appropriate to meet the day-to-day business needs of the Company, including the performance of specific business office functions at locations other than the Premises. The Company will not prevent Management Company from providing, or causing to be provided, and Management Company will provide, or cause to be provided, the Management Services in a business-like manner and in compliance with: (i) all applicable Laws, (ii) all Orders by which the Parties are bound or to which the Parties are subject, and (iii) the standards, rules and regulations of any other federal, state or local governmental agency or third-party payor exercising authority with respect to, accrediting, the Company.

ARTICLE III
GENERAL OBLIGATIONS

3.1 Duty to Cooperate. The Parties acknowledge that mutual cooperation is critical to the performance of their respective duties and obligations under this Agreement. To ensure the communication necessary for mutual cooperation, the Company will permit a representative designated by Management Company (the "Manager Representative") to attend and participate (in a non-voting capacity) in all meetings of the Company Designee and all meetings of the Company's equityholders called pursuant to the Company Governing Documents or as otherwise required by applicable Law. The Company will give Management Company at least five days prior written notice of each such meeting, specifying the date, time and place of the meeting and, if the meeting is a special meeting, the purposes for which the meeting is called.

3.2 Bartenders. Only as required by law, the Company will employ or engage all bartenders necessary to conduct, manage and operate bar operations, it being agreed and understood that the Management Company shall reimburse the Company for all expenses related to such employment – immediately when such payments are due. All such bartenders shall be hired, fired and supervised by the Company based on the recommendation of the Management Company. If the Management Company recommends any staffing change in this and the Company refuses, such refusal shall be grounds for termination of this and all related agreement. The Management Company shall indemnify the Company for all recommendations and actions thereon in this regard

3.3 Quantity, Service and Specialty Requirements; Standards.

(a) Management Company will periodically review, and make recommendations to the Company regarding, the appropriate number of full and part-time Bartenders needed by the Company to operate the Premises and treat drinking patrons presenting themselves at the Premises (the "Bartender

Staffing Levels"). Final determinations with respect to the Bartender Staffing Levels will at all times be the responsibility of the Company.

(b) The Management Company will be responsible for (i) developing and implementing utilization review and quality assurance guidelines (consistent with guidelines imposed by third-parties), (ii) supervising the Bartenders' submission to the Company or Management Company of complete, accurate and timely documentation that might be required, (iii) supervising the taking of corrective action by bartenders when they do not satisfy guidelines and standards, (iv) credentialing of Bartenders for the performance of specific procedures, (v) handling impaired Bartenders, and (vi) overseeing, developing and implementing policies for all aspects of the bar and restaurant.

3.4 Employment and Independent Contractor Agreements.

The Company intends to employ its bartenders without written agreements.

(a) If required otherwise, the Company will employ each Bartender who is or becomes an employee of the Company after the date hereof pursuant to a written employment agreement substantially in a form prepared by Management Company and approved by the Company (the "Employment Agreement"). The Company may not amend the form of Employment Agreement without Management Company's prior written approval.

(b) The Company will engage each Bartender who is or becomes an independent contractor of the Company after the date hereof pursuant to a written independent contractor agreement substantially in a form prepared by Management Company and approved by the Company (the "Independent Contractor Agreement"). The Company may not amend the form of Independent Contractor Agreement without Management Company's prior written approval.

3.5 Regulatory Matters.

(a) The Bartenders will be free, in their sole discretion, to exercise their professional judgment on behalf of drinking patrons of the Company. Nothing in this Agreement permits Management Company to affect or influence the legally-mandated professional judgment of any Bartender. To the extent that any act or service required or permitted of Management Company under any provision of this Agreement is deemed to constitute the Restaurant of bartending, the ownership or control of a bar or the operation of a bar, such provision of this Agreement will be void *ab initio* and the performance of such act or service by Management Company will be deemed waived by the Company.

(b) The Parties agree to cooperate with one another in the fulfillment of their respective obligations under this Agreement, and to comply with all Laws applicable to the Company and all Orders by which the Company is bound or to which the Company is subject (including Laws and Orders relating to the Restaurant of bartending, unprofessional conduct, quality, safety, and the hiring of employees.

3.6 Books and Records. The Company will retain and provide Management Company with full and unrestricted access to its books and records (including work papers in the possession of its accountants) with respect to all transactions and the Company's financial condition, assets, liabilities, operations and cash flows.

ARTICLE IV
COMPENSATION OF MANAGEMENT COMPANY AND DEFICIT FUNDING

4.1 Management Fee. Upon the terms and subject to the conditions contained in this Agreement, the Company will pay Management Company the fee (the "Management Fee") set forth in

Exhibit B during the Term in consideration of the Management Services rendered by Management Company pursuant to this Agreement.

(a) The Management Fee may not be changed except by written agreement of the Parties.

(b) Remittances to the Company of monies collected will be made net of that portion of the Management Fee then due and owing to Management Company pursuant to this Agreement.

4.2 Expense Reimbursement. In addition to the Management Fee, the Company will reimburse Management Company for all reasonable expenses (the "Expenses") incurred by Management Company in connection with the provision of the Management Services, it being agreed and understood that the Management Company is permitted to collect sales proceeds directly, from which it will reimburse itself its Expenses and pay itself its Management Fee..

4.3 Failure to Pay. The Company's failure to pay any portion of the Management Fee or reimbursable expenses when due will be a material breach of this Agreement by the Company.

4.4 Excess Revenue. For any calendar quarter, if the Company's revenue exceeds the sum of the Expenses for such calendar year, any tax distributions made during such calendar year, and any amount payable to the Management Company pursuant to this Agreement (the "**Excess Revenue**"), then such excess revenues shall be applied, at the Company's direction, to reduce the Company's obligations that preceded this Management Agreement, it being agreed and understood that such payments shall be netted against any purchase price paid by the Management Company in connection with any subsequent purchase of the Company's assets and business by the Management Company or an affiliate thereof.

4.5 No Contributions. Nothing in this Agreement will be deemed to require any equityholder of the Company to make capital contributions to the Company to cover Advances, fees and expenses or other obligations incurred by the Company under this Agreement.

ARTICLE V
TERM AND TERMINATION

5.1 Initial Term; Automatic Renewals. The initial term of this Agreement commences on the date of this Agreement and ends upon the earlier of: (i) the Management Company's purchase of the business and assets of the Company or (ii) October 31, 2014, subject to earlier termination in accordance with Section 5.2 (the "Initial Term" and, together with all Renewal Terms, the "Term").

5.2 Termination. This Agreement may be terminated during the Term:

(a) by mutual agreement of the Parties;

(b) upon the Company's loss of its liquor license;

(c) by the Company Closing: (i) if the Management Company has not consummated the acquisition of the Company's assets and business by October 31, 2014; (ii) immediately and without notice if: (a) Management Company breaches this Agreement and fails to cure such breach within 30 days after receiving written notice from the Company describing in reasonable detail the nature of the breach (*provided, however, that* any such notice from the Company must be executed by the Company Designee to be effective), or (b) Management Company admits in writing its inability to pay its debts generally when due, applies for or consents to the appointment of a trustee, receiver or liquidator of all or substantially all of its assets, files a petition in voluntary bankruptcy or makes an assignment for the benefit of creditors, or otherwise, voluntarily or involuntarily, takes or suffers action taken under any

applicable Law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against Management Company which is dismissed within sixty (60) days thereafter;

(d) by Management Company immediately and without notice if (i) the Company breaches this Agreement and fails to cure such breach within 30 days after receiving written notice from Management Company describing in reasonable detail the nature of the breach, (ii) the Company admits in writing its inability to pay its debts generally when due, applies for or consents to the appointment of a trustee, receiver or liquidator of all or substantially all of its assets, files a petition in voluntary bankruptcy or makes an assignment for the benefit of creditors, or otherwise, voluntarily or involuntarily, takes or suffers action taken under any applicable Law for the benefit of debtors, except for the filing of a petition in involuntary bankruptcy against the Company which is dismissed within sixty (60) days thereafter; or (iii) the Company fails to provide notice to Management Company of a meeting pursuant to Section 3.1, or (iv) the seizure of the Companies assets by a third party making it impossible for the Management Company to perform its duties under this Agreement

5.3 Effect of Expiration or Termination.

(a) The expiration or termination of this Agreement in accordance with Section 5.2 will automatically relieve and release each Party from the executory portion of such Party's obligations under this Agreement; *provided, however, that* all obligations expressly extended beyond the Term by the terms of this Agreement (including this Article V, Article VI, Article VII and Article IX) will survive the expiration or termination of this Agreement.

(b) Promptly (but in any event within 10 days) after the expiration or termination of this Agreement, the Management Company will, and will cause its Affiliates, directors, managers, officers, equityholders, employees, agents, successors and permitted assigns to, either return to the Company or destroy, delete or erase all written, electronic or other tangible forms of Confidential Information as required under Section **Error! Reference source not found.**.

(c) Promptly (but in any event within 10 days) after the termination or expiration of this Agreement, the Company will pay to Management Company all Management Fees earned or accrued under this Agreement through the termination date, reimburse all reimbursable expenses incurred before the termination date and repay all Advances funded before the termination date; *provided, however, that* if Management Company terminates this Agreement pursuant to Section 5.2(d) or the Company terminates this Agreement in breach of this Agreement, then such payment will include the immediate payment of all Management Fees owed to Management Company for the remainder of the Term.

(d) Promptly (but in any event within 3 Business Days) after the termination or expiration of this Agreement, the Management Company will vacate and surrender to Company the Leased Space, the Equipment and all other property of Management Company in the same condition as received, reasonable wear and tear excepted.

ARTICLE VI
RESTRICTIVE COVENANTS

6.1 Covenant Not to Solicit. Until the second (2nd) anniversary of the expiration or termination of this Agreement, neither the Company nor its Manager not, directly or indirectly:

(a) solicit or induce or attempt to solicit or induce (including by recruiting, interviewing or identifying or targeting as a candidate for recruitment) any employee of Company, including each of the Bartender who is acting in such capacity or acted in such capacity at any time within the 3-month period immediately preceding the date of this agreement, *provided, however, that* after the termination or expiration of this Agreement, general solicitations published in a journal, newspaper or

other publication or posted on an internet job site and not specifically directed toward Business Associates will not constitute a breach of the covenants in this Section 6.1(a); or

(b) interfere with the relationship between any member of the Company and any Person who is a supplier, lessor, lessee, dealer, distributor, licensor, licensee, proprietor, partner, stockholder, lender, joint venturer, investor, consultant, agent, customer, patient, Bartender referral source or any other Person having a business relationship with the Company.

6.2 Non-Disparagement. After the date of this Agreement, neither the Company nor its Manager nor any associate or relative of the Manager will, directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about any member of the Company, the Management Company nor or any of either's Affiliates, directors, managers, officers, equityholders, employees, agents (including the Manager Representative), successors and permitted assigns, or any of their respective businesses, operations, financial condition or prospects, except as required by applicable Law or Order.

6.3 Scope of Covenants; Equitable Relief. The Company acknowledges and agrees that (i) the restrictive covenants contained in this Article VI and the territorial, time, activity and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the Company and its businesses, (ii) any breach of the restrictive covenants in this Article VI will cause irreparable injury to the Company and that actual damages may be difficult to ascertain and would be inadequate, and (iii) if any breach of any such covenant occurs, then Management Company will be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available (without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), and (iv) the Company hereby waives the claim or defense that an adequate remedy at law exists for such a breach.

6.4 Equitable Tolling. If the Company breaches any covenant in this Article VI, then the duration of such covenant will be tolled for a period of time equal to the time of such breach and, if the non-breaching Party seeks injunctive relief or other remedies for any such breach, then the duration of such covenant will be tolled for a period of time equal to the pendency of such proceedings (including all appeals).

ARTICLE VII
INDEMNIFICATION

7.1 Indemnification. The Company will indemnify, defend and hold harmless Management Company (and visa versa), each's Affiliates and their respective directors, managers, officers, equityholders, employees, agents (including Management Company Representative), successors and permitted assigns (collectively, the "Management Company Indemnified Parties") from and against all losses, liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys', accountants', investigators' and experts' fees and expenses) incurred in connection with the defense or investigation of any claim ("Damages") sustained or incurred by the other arising from or related to illegal activity, intentional misconduct, negligence or breach of this Agreement by the either party or any of its respective employees or contractors.

7.2 Cooperation and Settlement. The Company and Management Company will coordinate the defense and settlement of actions in which they are named. To the extent consistent with insurance policies, the Company will not settle an action in which both are named, unless Management Company agrees to the terms and conditions of the settlement.

7.3 Other Remedies. The provisions of this Article VII are in addition to, and not in derogation of, any statutory, equitable or common law remedies that Management Company may have with respect to this Agreement or the subject matter of this Agreement.

7.4 Survival. The Company's indemnification obligations under this Article VII will survive the termination or expiration of this Agreement.

ARTICLE VIII
DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

"Advances" is defined in Section **Error! Reference source not found.**.

"Affiliate" means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person's spouse, siblings (by law or marriage), ancestors and decedents and (iii) any trust for the primary benefit of such Person or any of the foregoing. The term "control" means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

"Agreement" is defined in the preamble to this Agreement.

"Budget" is defined in Section 4.2.

"Business Associate" is defined in Section 6.1(a).

"Business Day" means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in Las Vegas, Nevada.

"Company" is defined in the preamble to this Agreement.

"Company Designee" is defined in Section 1.4.

"Company Group" is defined in Section 6.1(a).

"Company Governing Documents" is defined in Section 1.4.

"Confidential Information" is defined in Section **Error! Reference source not found.**.

"Management Company" is defined in the preamble to this Agreement.

"Damages" is defined in Section 7.1.

"Deficit Funding Loan Agreement" is defined in Section **Error! Reference source not found.**.

"Employment Agreement" is defined in Section 0.

"Independent Contractor Agreement" is defined in Section 3.4(b).

"Initial Term" is defined in Section 5.1.

"Law" means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

"Management Fee" is defined in Section 4.1.

"Management Services" is defined in Section 2.1(a).

"Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental authority or arbitrator.

"Parties" is defined in the preamble to this Agreement.

"Person" means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

"Bartender Staffing Levels" is defined in Section 3.3(a).

"Bartenders" is defined in Recital A.

"Premises" is defined in Recital A.

"Renewal Term" is defined in Section 5.1.

"Term" is defined in Section 5.1.

ARTICLE IX
GENERAL PROVISIONS

9.1 Force Majeure. Neither Party will be liable for any failure or inability to perform, or delay in performing, such Party's obligations under this Agreement if such failure, inability or delay arises from an extraordinary cause beyond the reasonable control of the non-performing Party; provided that such Party diligently and in good faith attempts to cure such non-performance as promptly as practicable.

9.2 Notices. All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), or (iii) four Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to the Management Company: :

KCI Investments, LLC
4033 South Dean Martin
Las Vegas, Nevada, 89103
Attn: Kenneth Antos

If to the Company:

PAUL FisichellA
Xxxxx 1188 Brockley Cross St
Xxxxx Henderson, NV 89002
Xxxxx
Attn: xxx

or to such other respective address as each Party may designate by notice given in accordance with this Section 9.2.

9.3 Entire Agreement. This Agreement constitutes the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersedes any prior understandings, agreements or representations regarding the subject matter of this Agreement.

9.4 Amendments. The Parties may amend this Agreement only pursuant to a written agreement executed by the Parties.

9.5 Non-Waiver. The Parties' respective rights and remedies under this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party. No waiver given will be applicable except in the specific instance for which it was given. No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.6 Assignment. Neither Party may assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement, without the other Party's prior written consent; except that Management Company may subcontract with third parties to provide certain of the Management Services referred to herein; *provided, however, that* the Management Company shall have the right to assign, transfer, sell or pledge its rights hereunder without any required consent to: (i) any Affiliate of the Management Company, (ii) to a third party as part of a sale of substantially all or a part of the Management Company's business, whether through an asset purchase, stock purchase, merger, consolidation or the like, and (iii) to any lending institution, for security purposes or as collateral, from which the Management Company obtains financing, which right of assignment shall include any right of the Management Company as a third party beneficiary.

9.7 Binding Effect; Benefit. This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

9.8 Severability. If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.9 References. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement. Unless otherwise provided, references to "Section(s)" and "Exhibit(s)" refer to the corresponding section(s) and exhibit(s) of this Agreement. Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time. Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.

9.10 Construction. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms "include" and "including" indicate examples of a predicate word or clause and not a limitation on that word or clause.

9.11 Governing Law. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

9.12 Consent to Jurisdiction. Each Party hereby (a) agrees to the exclusive jurisdiction of any state court within Las Vegas, Nevada with respect to any claim or cause of action arising under or relating to this Agreement, (b) waives any objection based on *forum non conveniens* and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at the address stated in Section 9.2 and service so made will be complete when received. Nothing in this Section 9.12 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

9.13 Waiver of Trial by Jury. EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT.

9.14 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No Party may raise as a defense to the formation or enforceability of this Agreement, and each Party forever waives any such defense, either (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature was signed and subsequently transmitted by facsimile or email transmission.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

The Parties execute this Agreement as of the date first written above.

THE COMPANY: Best Two Boys, LLC

Signature : [signature]
Print Name: PAUL FISICHELLA
Title: MGR

MANAGEMENT COMPANY: ELEMENTS AN ALEX STRATTA CASUAL RESTAURANT, LLC

Signature : [signature]
Print Name: Richard Grokey
Title: CFO

EXHIBIT A

MANAGEMENT SERVICES

The Management Company shall manage the Company's business During the term of this agreement, the Company shall continue to own the Business; however, the Management Company shall manage all aspects of the business, including:

- hiring, compensating and managing the employees;
- purchase of and timely payment for all supplies;
- paying all ongoing obligations of the Business, such as: rent, utilities, license fees, etc.

During the term of this agreement, the Management Company may choose to have all business collections deposited into a bank account in the Management Company's name, out of which it shall: pay all bills, reimburse the Company for any expenses obligated to be paid by the Management Company but that are still billed to the Company, and remit to the Company any fees owed to it per Exhibit B below.

During the MA Term, the name of the Business shall not change except that the Management Company may add references to Alex Stratta to any signage and promotional materials.

During to MA Term, neither the Company nor Paul Fisichella shall have any management responsibility or authority with regard to the Business. The Company shall not be allowed to visit the premises at any time without the prior written consent of the Management Company. Company understands that all security and locks will be changed in favor of the Management Company at the time of signing of this LOI.

During the MA Term:

- the Company shall be solely responsible for any liabilities it incurred prior to the MA Term;

The Management Services include the following:

1. Management Company will provide or obtain for the Company the following services (when and as needed, for non-recurring services):

   (a) maintenance of all filings, licenses, permits, notices and other approvals required of the Company under applicable Laws and Orders for the operation of the Restaurant;

   (b) regulatory compliance counseling and oversight of audits, investigations and accreditation processes;

   (c) regulatory compliance counseling and oversight of clinical research programs;

   (d) risk management and education;

   (e) professional liability and other insurance consulting; and

   (f) assistance in responding to demands for payment, allegations of liability and lawsuits.

2. Management Company will provide or obtain for the Company the following financial services:

   (a) general accounting services and maintenance of accounting books;

   (b) preparation of monthly and annual profit and loss statements, income statements and other financial statements;

   (c) preparation and processing of client invoices, receivables and payables and the management of receipts;

(d) assistance in the handling and preparation of payroll and payroll tax-related statements and documents (including completion of K-1, W-2, and 1099 forms);

(e) preparation of tax returns and other tax forms for the Company and its restaurant director(s), as necessary;

(f) processing of expense accounts for the Company's employees (including IRS compliance and related services);

(g) assistance with cash management, bank reconciliation and banking relations (including establishing bank accounts for the sole use and benefit of the Company);

(h) management of the lockbox and deposit functions;

(i) assistance with Budget preparation and services; and

(j) assistance with the administration of Bartender and employee bonus plans.

3. Management Company will provide all administrative personnel reasonably necessary to manage the business and administrative aspects of the Restaurant and manage all decisions regarding work assignments, scheduling, hiring, firing and disciplining of administrative personnel and determinations of compensation levels and other terms of employment or engagement for all administrative personnel (including determinations of salaries, wages, bonuses, fringe benefits, retirement benefits and health, disability and workers' compensation insurance.

4. Management Company will provide or obtain for the Company the following human resources services for non-Bartender personnel:

(a) development, administration and provision of guidance regarding employment policies and procedures;

(b) preparation of employment agreements for non-Bartender employees;

(c) background checks and verification;

(d) orientation, fob, database entry and computer access to new employees;

(e) benefit enrollment, administration and process management services;

(f) implementation of workers compensation, equal employment opportunity and other employment-related regulatory requirements; and

(g) coordination of the Company site administrative assistants.

5. Management Company will provide or obtain for the Company the following human resources and other services for Bartenders:

(a) preparation of employment agreements for Bartender employees, and

(b) assistance with the preparation of new Bartender welcome and training packets.

6. Management Company will provide or obtain for the Company the following information management services:

(a) management, maintenance and administration of hardware/software programs, databases and interfaces;

(b) communications resources and internet client connections;

(c) management of information technology service connections, security and connectivity maintenance;

(d) management of outside hardware and software vendor maintenance;

(e) planning and evaluation of new technology;

(f) design, management and integration of web sites;

(g) access to document copying and scanning interfaces;

(h) emergency power and database back-up; and

(i) development and production of printed materials for external marketing purposes.

7. Management Company will provide or obtain for the Company the following collection services for the Company's customer ("Patron Accounts"):

(a) receipt, crediting, depositing and recording payment of invoices for professional services (in cash, check, money order or wire transfer) into the Company's bank account ("Company Account") in accordance with Management Company's procedures; and

(b) negotiate compromises and settlements of patient accounts with patrons or other responsible parties.

8. Management Company will provide or obtain for the Company the following billing services for the professional services rendered by Bartenders employed by or under contract with the Company (collectively, "Professionals"):

(a) receipt, crediting, depositing and recording payment of invoices and claims for professional services (in cash, check, credit card) into the Company or Management Company Account in accordance with Management Company's procedures;

(b) reconciliation of all bank deposits and deposit records;

(c) Bartender documentation and coding guidance upon the reasonable request of the Company or in response to changes to applicable Laws, and

(d) compliance education to newly-hired Bartenders and conduct of follow-up reviews of documentation for such Bartenders consistent with past and legally-required Restaurant.

9. Management Company will assist the Company in administering its relationships with Bartenders, including consulting with the Company as to performance standards, reviewing and proposing changes to the Company's standard employment and independent contractor agreements, participating in deliberations as to appropriate Bartender Staffing Levels, reviewing staffing and coverage schedules, and, in consultation with the Company, recruiting additional Bartenders. Management Company will determine Bartender base and incentive compensation.

10. Management Company, on behalf of the Company and/or individual Bartenders, as appropriate, will negotiate all agreements between the Company and/or such Bartenders and third-parties for

the provision of professional services that may be necessary or appropriate for the proper and efficient operation of the Restaurant.

11. Management Company, on behalf of the Company, will negotiate and arrange for all space (the "Leased Space"), with all leases and other arrangements executed and delivered by Management Company in its name.

12. Management Company, on behalf of the Company, will acquire for the benefit of the Company all leasehold improvements and furniture, fixtures and equipment (the "Equipment") reasonably necessary for the operation of the Restaurant and repair, maintain and replace such furniture, fixtures and equipment necessitated. Title to the Equipment and other capital assets acquired by Management Company for the benefit of the Restaurant will be in the name of Management Company.

13. Management Company will purchase and maintain, on behalf of the Company, all insurance policies reasonable and customary for enterprises engaged in the Restaurant (including professional liability insurance for the Company and the Bartenders, comprehensive general liability insurance, extended coverage insurance and workers' compensation insurance), naming the Company and the Bartenders as named insureds and Management Company as an additional insured under all such policies.

14. Management Company will supervise the Company's continuous efforts to create, update, maintain and store all files and records relating to the operation of the Restaurant, including accounting, billing, and collection records.

15. Management Company will purchase, for the account of the Company, all support services reasonably required for the day-to-day operation of the Restaurant (including all utilities, laundry, janitorial and cleaning, security, printing, postage, coping, telephone and internet services) and all supplies that are reasonably necessary for the day-to-day operation of the Restaurant.

16. Management Company will acquire, for the account of the Company, restaurant equipment, instruments, restaurant fixtures, office equipment, telephones, computers, office furniture and supplies that Management Company determines to be necessary or appropriate for the proper and efficient operation of the Restaurant.

17. Management Company will manage equipment installation, testing and maintenance for the Company.

18. Management Company will assist the Company in establishing risk compliance, loss prevention and risk management functions.

19. Management Company will provide additional legal management, financial management, human resource-related, billing and collection-related and information technology-related services at Company's reasonable request and if necessary or appropriate for the proper management and administration of the Company; prov*ided, however, that* the Company will compensate Management Company for the performance of such additional services at pre-determined, mutually-agreed-upon rate reflecting the fair market value of such additional services, all of which the Parties will set forth in a written amendment of this Agreement.

EXHIBIT B

MANAGEMENT FEE

It is agreed and understood that the Management Company shall collect all funds generated from the provision of services at the Restaurant - whether in a bank account owned by the Management Company or in a Company account - which Company account shall be controlled exclusively by the Management Company with no access to it by the Company. In either case, the Management Company shall be solely responsible for the disbursement of funds.

In consideration of the Management Services (other than those specified below), the Management Company shall be compensated by the Company with:

- a monthly fee (the "**Company Fee**") equal to 100% of the collections less $6,800 per month, which shall be payable to the Company, irrespective of monthly collection, with: the first payment upon the commencement of the this agreement; the next payment (1/2 of the $6,800) 30 days thereafter, and subsequent payments every 15 days thereafter (1/2 of the $6,800 @ each such payment date) and

- to the extent the Business makes any "**Profit**" during the term of this Agreement, the Management Company shall pay the Company at the end of each quarter any such profit as "**Profit Distributions**", which the Company shall utilize to pay off liabilities it incurred prior to the MA Term in connection with the Business. For purposes of this provision, Profits shall be defined as:
  - ✓ collections directly related to the Management Company's operation of the Business during the MA Term

    minus:
    - ✓ all expenses incurred by the Management Company directly related to its operation of the Business during the MA Term;
    - ✓ the Company Fee, and
    - ✓ the 6% of revenues royalty DIXI is required to pay to Alex Statta in connection with use of his name in any venture.